Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces First Quarter 2015 Earnings Results

•	Quarterly revenue of $77.7 million, an increase of 3.5% over the same quarter last year

•	Quarterly Adjusted EBITDA of $17.1 million, an increase of 5.6% over the same quarter last year

•	Quarterly Cash Earnings of $14.3 million, for the first quarter, an increase of 14.2% over the same quarter last year

HOUSTON – May 11, 2015 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of digital technology solutions to the oil and gas industry, today reported quarterly results for the quarter ended March 31, 2015.

Quarterly revenue was $77.7 million representing an increase of $2.6 million, or 3.5%, as compared to the same quarter last year. The increase was primarily due to increased revenue-per-site and increased offshore drilling sites served as well as an additional month of revenue from the Inmarsat Enterprise Energy business unit acquisition, though it was partially offset by decreased Telecommunications Systems Integration (TSI) revenue.

Quarterly Adjusted EBITDA was $17.1 million, or 22.0% of revenue, representing an increase of $0.9 million, or 5.6%, over the same quarter last year. The increase primarily resulted from increased revenue from our core offshore rig services, an additional month of revenue from the Inmarsat Enterprise Energy business unit acquisition, cost containment from our resource reallocation plan announced in February and a separate cost savings initiative.

Quarterly Cash Earnings were $14.3 million, or $0.82 per diluted share, for the first quarter, an increase of $1.8 million, or 14.2%, over the same quarter last year.

Capital expenditures were $8.1 million in the first quarter compared to $9.7 million in the same quarter last year. Unlevered Free Cash Flow, defined as Adjusted EBITDA less capital expenditures, was $9.0 million in the quarter, an increase of $2.5 million, or 37.9%, over the prior year quarter.

Mark B. Slaughter, chief executive officer and president, commented, “The RigNet team delivered solid results in the first quarter, despite executing against a backdrop of lower oil prices and decreased oil and gas activity. Our sales force delivered important wins in our core market serving offshore drilling rigs. Provisioning of new service on offshore rigs was rather brisk in the quarter as we added fourteen rigs into service, but also saw eleven rigs leave service primarily due to cold stacking or retirement. Against that market backdrop, we were quite pleased to raise to 281 the number of offshore rigs served in the quarter, representing an increase of 15 offshore rigs over the prior year quarter and an increase of three offshore rigs over the prior quarter. The environment in front of us, with oil prices and spending down significantly since last summer, presents us with challenges in the near term until the macro environment improves. Despite these challenges, we plan to strengthen our capabilities, expand our market presence and emerge as a stronger and better company. Moreover, with our strong financial position, consisting of strong cash flow, minimal net debt and approximately $90 million available, if needed, under our credit revolver, we are well-positioned to execute against our growth plans, both organically and inorganically, under the current market conditions.”

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, May 12, 2015, to discuss RigNet’s 2015 first quarter results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Gross Profit (excluding depreciation and amortization), Adjusted EBITDA, Unlevered Free Cash Flow, Cash Earnings and Cash EPS. Gross Profit (excluding depreciation and amortization), Adjusted EBITDA, Unlevered Free Cash Flow, Cash Earnings and Cash EPS are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K and 10-Q filings for the year ended December 31, 2014 and the three months ended March 31, 2015, respectively, for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

GAAP defines gross profit as revenue less cost of revenue, and includes in costs of revenue depreciation and amortization expenses related to revenue-generating long-lived and intangible assets. We define Gross Profit (excluding depreciation and amortization) as revenue less cost of revenue (excluding depreciation and amortization). This measure differs from the GAAP definition of gross profit as we do not include the impact of depreciation and amortization expenses related to revenue-generating long-lived and intangible assets which represent non-cash expenses. We use this measure to evaluate operating margins and the effectiveness of cost management.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, foreign exchange impact of intercompany financing activities, (gain) loss on retirement of property, plant and equipment, change in fair value of derivatives, stock-based compensation, IPO or merger/acquisition costs and related bonuses, restructuring charges and non-recurring items. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

We define Unlevered Free Cash Flow as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, foreign exchange impact of intercompany financing activities, (gain) loss on retirement of property, plant and equipment, change in fair value of derivatives, stock-based compensation, IPO or merger/acquisition costs and related bonuses, restructuring charges and non-recurring items less capital expenditures. Unlevered Free Cash Flow should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

We define Cash Earnings as net income (loss), plus depreciation and amortization, impairment of goodwill, foreign exchange impact of intercompany financing activities, (gain) loss on retirement of property and equipment, change in fair value of derivatives, stock-based compensation, IPO or merger/acquisition costs and related bonuses, restructuring charges and non-recurring items. We define Cash EPS as Cash Earnings divided by diluted shares. Cash Earnings and Cash EPS should not be considered as an alternative to net income (loss), operating income (loss), basic or diluted earnings per share or any other measure of financial performance calculated and presented in accordance with GAAP.

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of digital technology solutions to the oil and gas industry, serving offshore and onshore drilling rigs, energy production facilities and energy maritime vessels. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to more than 1,200 remote sites in 50 countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Investor contact
Marty Jimmerson	Tel: +1 (281) 674-0699
Chief Financial Officer, RigNet, Inc.	investor.relations@rig.net

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
	(in thousands)
Unaudited Consolidated Statements of Comprehensive Income Data:
Revenue	$77,650	$86,656	$75,043

Expenses:
Cost of revenue (excluding depreciation and amortization)	43,933	46,815	46,521
Depreciation and amortization	8,096	7,855	6,797
Impairment of goodwill	—	2,719	—
Selling and marketing	1,823	1,672	1,529
General and administrative	21,346	20,367	14,843

Total expenses	75,198	79,428	69,690

Operating income	2,452	7,228	5,353
Other income (expense), net	(1,080)	(1,235)	170

Income before income taxes	1,372	5,993	5,523
Income tax expense	(2,314)	(3,996)	(3,215)

Net income (loss)	$(942)	$1,997	$2,308

Income (loss) Per Share - Basic and Diluted
Net income (loss) attributable to RigNet, Inc. common stockholders	$(1,029)	$1,916	$2,195
Net income (loss) per share attributable to RigNet, Inc. common stockholders, basic	$(0.06)	$0.11	$0.13
Net income (loss) per share attributable to RigNet, Inc. common stockholders, diluted	$(0.06)	$0.11	$0.12
Weighted average shares outstanding, basic	17,463	17,454	17,267
Weighted average shares outstanding, diluted	17,463	17,874	17,993

Unaudited Non-GAAP Data:
Gross Profit (excluding depreciation and amortization)	$33,717	$39,841	$28,522
Gross Profit (excluding depreciation and amortization) margin	43.4%	46.0%	38.0%
Adjusted EBITDA	$17,114	$18,541	$16,208
Adjusted EBITDA margin	22.0%	21.4%	21.6%
Unlevered Free Cash Flow	$9,041	$9,320	$6,556
Cash Earnings	$14,289	$13,994	$12,512
Cash EPS	$0.82	$0.78	$0.70

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
	(in thousands)

Reconciliation of Gross Profit to Gross Profit (excluding depreciation and amortization):
Gross profit	$25,978	$32,341	$22,054
Depreciation and amortization related to cost of revenue	7,739	7,500	6,468

Gross Profit (excluding depreciation and amortization)	$33,717	$39,841	$28,522

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
	(in thousands)
Reconciliation of Net Income (loss) to Adjusted EBITDA, Cash Earnings, Cash EPS and Unlevered Free Cash Flow:
Net income (loss)	$(942)	$1,997	$2,308
Interest expense	511	551	481
Depreciation and amortization	8,096	7,855	6,797
Impairment of goodwill	—	2,719	—
Foreign exchange impact of intercompany financing activities	—	856	—

Gain on sales of property, plant and equipment, net of retirements	(12)	(35)	(73)
Stock-based compensation	949	602	1,148
Restructuring costs	6,198	—	—
Acquisition costs	—	—	2,332
Income tax expense	2,314	3,996	3,215

Adjusted EBITDA (non-GAAP measure)	$17,114	$18,541	$16,208

Interest expense	(511)	(551)	(481)
Income tax expense	(2,314)	(3,996)	(3,215)

Cash Earnings (non-GAAP measure)	$14,289	$13,994	$12,512

Diluted Shares	17,463	17,874	17,993

Cash EPS (non-GAAP measure)	$0.82	$0.78	$0.70

Adjusted EBITDA (non-GAAP measure)	$17,114	$18,541	$16,208
Capital expenditures	8,073	9,221	9,652

Unlevered Free Cash Flow (non-GAAP measure)	$9,041	$9,320	$6,556

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	March 31, 2015	December 31, 2014
	(in thousands)

Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$60,789	$66,576
Restricted cash - current portion	1,096	1,200
Total assets	287,458	299,837
Current maturities of long-term debt	8,409	8,405
Long-term debt	75,583	77,706

	Three Months Ended March 31,
	2015	2014
	(in thousands)

Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$66,576	$59,822
Net cash provided by operating activities	5,822	15,053
Net cash used in investing activities	(8,056)	(31,945)
Net cash provided by (used in) financing activities	(2,213)	23,661
Changes in foreign currency translation	(1,340)	156

Cash and cash equivalents, March 31,	$60,789	$66,747

	1st Quarter 2014	2nd Quarter 2014	3rd Quarter 2014	4th Quarter 2014	1st Quarter 2015
Selected Operational Data (4):
Offshore drilling rigs (1)	266	277	285	278	281
Strategic initiatives (2)	517	553	548	562	526
Other sites (3)	713	705	691	676	493

Total	1,496	1,535	1,524	1,516	1,300

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes production facilities, energy support vessels and international land rigs
(3)	Includes U.S. onshore drilling rigs, completion sites, man-camps, remote offices and supply bases
(4)	Includes sites acquired from Inmarsat’s Enterprise Energy business unit

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
	(in thousands)
Eastern Hemisphere:
Revenue	$38,971	$42,312	$38,022
Cost of revenue	17,900	19,854	18,693

Gross Profit (non-GAAP measure)	21,071	22,458	19,329

Gross Profit margin	54.1%	53.1%	50.8%
Depreciation and amortization	3,972	3,721	2,723
Selling, general and administrative	3,528	4,051	2,984

Operating income	$13,571	$14,686	$13,622

Adjusted EBITDA (non-GAAP measure)	$17,475	$18,568	$16,691

Adjusted EBITDA margin	44.8%	43.9%	43.9%

Western Hemisphere:
Revenue	$28,128	$31,129	$21,408
Cost of revenue	13,954	13,170	12,672

Gross Profit (non-GAAP measure)	14,174	17,959	8,736

Gross Profit margin	50.4%	57.7%	40.8%
Depreciation and amortization	3,016	2,959	2,763
Selling, general and administrative	4,554	5,732	2,289

Operating income	$6,604	$9,268	$3,684

Adjusted EBITDA (non-GAAP measure)	$9,249	$11,858	$6,580

Adjusted EBITDA margin	32.9%	38.1%	30.7%

Telecoms Systems Integration:
Revenue	$10,551	$13,215	$15,613
Cost of revenue	8,073	11,185	12,942

Gross Profit (non-GAAP measure)	2,478	2,030	2,671

Gross Profit margin	23.5%	15.4%	17.1%
Depreciation and amortization	764	867	1,055
Impairment of Goodwill	—	2,719	—
Selling, general and administrative	1,080	1,413	653

Operating income (loss)	$634	$(2,969)	$963

Adjusted EBITDA (non-GAAP measure)	$1,249	$701	$2,011

Adjusted EBITDA margin	11.8%	5.3%	12.9%

NOTE: Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net